Exhibit 99.1

News Release

Investor Contact: Bev Fleming 312-444-7811 Beverly_Fleming@ntrs.com	Media Contact: John O’Connell 312-444-2388 jo45@ntrs.com

http://www.northerntrust.com

FOR IMMEDIATE RELEASE

Northern Trust Repurchases Preferred Shares from U.S.

Chicago, June 17, 2009 – Northern Trust Corporation (Nasdaq: NTRS) announced today that it has repaid in full the $1.576 billion preferred share investment made by the U.S. Department of the Treasury under the TARP Capital Purchase Program. The total purchase price included a final accrued dividend.

“The TARP Capital Purchase Program played a necessary role in helping to stabilize the financial system during a period of crisis, and Northern Trust was proud to participate in the program as a strong, well-capitalized bank,” said Northern Trust President and Chief Executive Officer Frederick H. Waddell. “With today’s action, the government has realized a positive return on its investment in Northern Trust. We would like to take this opportunity to once again acknowledge the taxpayers’ support of the financial system during these difficult times.”

The repayment is expected to reduce Northern Trust net income applicable to common stock by approximately $68.6 million in the second quarter of 2009. This one time reduction is attributable to the accelerated recognition of the remaining difference between the carrying value of the preferred shares and their liquidation preference and is in addition to dividends on the preferred shares of $19.5 million that were recorded in the current quarter through the redemption date.

Northern Trust also gave notice of its intention to buy back a related warrant issued to the Treasury that permits the purchase of up to 3,824,624 shares of common stock at $61.81 per share within a 10-year period, in accordance with the terms of the Securities Purchase Agreement.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of investment management, asset and fund administration, fiduciary and banking solutions for corporations, institutions and affluent individuals worldwide. Northern Trust, a financial holding company based in Chicago, has a network of 85 offices in 18 U.S. states and has international offices in 15 locations in North America, Europe, the Middle East and the Asia-Pacific region. As of March 31, 2009, Northern Trust had assets under custody of US$2.8 trillion, and assets under investment management of US$522.3 billion. Northern Trust, founded in 1889, has earned distinction as an industry leader in combining exceptional service and expertise with innovative products and technology. For more information, visit http://www.northerntrust.com.

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